Exhibit 99.1

Proteostasis Therapeutics Announces Key Leadership Appointments

Cambridge, Mass., August 8, 2016 – Proteostasis Therapeutics, Inc. (NASDAQ: PTI), a biopharmaceutical company developing small molecule therapeutics to treat diseases caused by dysfunctional protein processing such as cystic fibrosis (CF), today announced the appointment of James M. DeTore as chief financial officer, Geoffrey S. Gilmartin, M.D. as chief development officer, Marija Zecevic Ph.D. as vice president of business development, and Eric B. Rabinowitz as a new member of the company’s board of directors.

“We couldn’t be more pleased to welcome Jim, Geoffrey and Marija as we expand our leadership team,” said Meenu Chhabra, president and chief executive officer of Proteostasis Therapeutics. “Jim’s breadth and depth of experience with small-and large-scale biotech and pharmaceutical companies will be invaluable as we put into place the financial and operational infrastructure necessary to advance our clinical program. Likewise, Geoffrey’s extensive experience leading clinical development for companies such as AstraZeneca and Vertex Pharmaceuticals will help shape our regulatory and commercial strategies moving forward. Marija’s track record in driving business development initiatives will further support the execution of value-generating strategic transactions from our DRT platform.”

Mr. DeTore joins the company from bluebird bio, Inc., where he served as chief financial officer from 2014 through 2016, leading the company’s financings and investor relations strategies, and helping to raise over $720 million in capital. Prior to bluebird, he served for 11 years in positions of increasing responsibility at Ironwood Pharmaceuticals, Inc., culminating as vice president of corporate finance and prior to that as the corporate controller at Ironwood’s predecessor company, Microbia, Inc., Mr. DeTore received his Master of Business Administration and bachelor’s degree in finance from Northeastern University.

Dr. Gilmartin joins Proteostasis Therapeutics from AstraZeneca, where he most recently served as senior medical lead for global medicines development, including the company’s benralizumab Phase 3 program in severe asthma. Dr. Gilmartin joined AstraZeneca in January 2014. Prior to his time there, he held positions of increasing responsibility at Vertex Pharmaceuticals including, serving as medical lead for the Kalydeco™ (ivacaftor) clinical development program, as well as spearheading the initiation of Phase 3 trials to support label expansion studies for the drug. Dr. Gilmartin joined Vertex Pharmaceuticals in January 2011. In addition to his leadership in the life sciences industry, Dr. Gilmartin is an attending physician for the intensive care unit at Beth Israel Deaconess Medical Center and formerly served as director of the BIDMC Sleep Disorders Center and on the pulmonary leadership team. Dr. Gilmartin completed his undergraduate degree at Darthmouth College and received his M.D. from Brown University School of Medicine and his Master of Medical Science in clinical research from Harvard Medical School.

Dr. Zecevic has collaborated with Proteostasis Therapeutics on multiple projects since July 2014. Dr. Zecevic was the founder and managing director at Zebra Ventures, a consulting firm based in Italy where she led licensing discussions with top 10 pharma companies on behalf of the firm’s clients among which was the Italian Cystic Fibrosis Research Foundation. Prior to that, Dr. Zecevic held positions of increasing responsibility at Bioxell, a Roche spin-off where she supported all licensing and fundraising activities from top tier European and U.S. venture capital that culminated in an IPO on the Swiss Stock Exchange in 2006. Dr. Zecevic received her Ph.D. in physiology from the University of Zurich and a Master of Science in healthcare management, economics and policy from the University Bocconi in Milan.

In addition to the appointments of Mr. DeTore, Dr. Gilmartin and Dr. Zecevic, Proteostasis Therapeutics has appointed Eric B. Rabinowitz to its board of directors. Conor Walshe will be stepping down. Mr. Rabinowitz joins Proteostasis Therapeutics from Perrigo Company, PLC where he is the vice president of global corporate development and leads the team in devising Perrigo’s strategy and identifying and executing inorganic growth opportunities to achieve its long-term objectives. Prior to joining Perrigo in August 2014, Mr. Rabinowitz held several positions of increasing responsibility over an 11 year career in investment banking. Mr. Rabinowitz earned his undergraduate degree from the University of Florida, Fischer School of Accounting and a Master of Business Administration from The University of Chicago Booth School of Business.

“We are excited by our continued growth in 2016,” said Chhabra. “The appointment of Mr. Rabinowitz to our board brings the critical knowledge and experience to help drive progress and strategic direction for the company. We look forward to announcing additional clinical updates in the coming weeks.”

About Proteostasis Therapeutics, Inc.

Proteostasis Therapeutics, Inc. is a biopharmaceutical company dedicated to the discovery of groundbreaking therapies to treat diseases caused by dysfunctional protein processing, such as cystic fibrosis (CF). Headquartered in Cambridge, MA, the Proteostasis Therapeutics team focuses on identifying therapies that modulate the proteostasis imbalance in cells and restore protein function. Proteostasis Therapeutics is currently enrolling eligible adults with CF to participate in its Phase 1 clinical trials of PTI-428. PTI-428 is a unique modulator of the Cystic Fibrosis Transmembrane Conductance Regulator (CFTR) protein, called an amplifier, that when used in combination with existing treatments and therapies has shown a consistent positive effect on CFTR protein activity in vitro in pre-clinical studies. In addition to its multiple programs in cystic fibrosis, Proteostasis Therapeutics has formed collaborations with Biogen to research and identify therapeutic candidates for neurodegenerative disease and with Astellas Pharma, Inc. to research and identify therapies targeting the Unfolded Protein Response (UPR) pathway. For more information, visit www.proteostasis.com.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the advancement of, and anticipated development plans related to, the Company’s product candidates and preclinical and clinical studies. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. For a discussion of risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in our most recent Quarterly Report on Form 10-Q on file with the Securities and Exchange Commission, as well as discussions of potential risks, uncertainties, and other important factors in our subsequent and future filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Proteostasis Therapeutics undertakes no duty to update this information unless required by law.

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